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                    SAMPLE STOCK CERTIFICATE


      INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

                      LORELEI CORPORATION

    AUTHORIZED CAPITAL STOCK 20,000,000 COMMON SHARES $.001


  THIS CERTIFIES THAT                     is the owner of fully paid
and non-assessable Shares of the Capital Stock of the above named Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

  IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be
hereunto affixed this                                 day of A.D. 200




  ___________________                     ___________________
       Secretary                               President